SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 28, 2006

Comcast Corporation

(Exact Name of Registrant

as Specified in Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

000-50093	27-0000798
(Commission File Number)	(IRS Employer Identification No.)

1500 Market Street Philadelphia, PA	19102-2148
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 665-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 28, 2006, the Compensation Committee of the Board of Directors of Comcast Corporation (the “Company”) established 2006 performance targets under each of the Company’s 2002 Executive Cash Bonus Plan and 2002 Supplemental Cash Bonus Plan (collectively, the “Bonus Plans”). The Bonus Plans provide for the payment to eligible employees, including the Company’s executive officers, of annual incentive compensation. The awards for Mr. Brian L. Roberts, Mr. Stephen B. Burke, Mr. Ralph J. Roberts, Mr. Lawrence S. Smith, Mr. David L. Cohen and Mr. John R. Alchin with respect to 2006 will be determined using targets based on increases in the Company’s cash flow. Under the 2002 Executive Cash Bonus Plan, the Compensation Committee established two separate increase in cash flow targets. If the Company achieves the first target, each executive officer named above will receive two-thirds of his target bonus amount and if the Company achieves the second target, each executive officer named above will receive 100% of his target bonus amount. If the Company does not achieve the first cash flow target, no payments will be made under this plan. Under the 2002 Supplemental Cash Bonus Plan, each executive officer named above is eligible to receive a bonus equal to 80 - 120% of target, depending on the cash flow achieved. If the Company does not achieve a certain level of cash flow, no payments will be made under this plan. At this same meeting, the Compensation Committee also set the 2006 target bonuses for the executive offers named above as follows: Mr. Brian L. Roberts and Mr. Burke, 135% of each individual’s base salary under the 2002 Executive Cash Bonus Plan and 165% of base salary under the 2002 Supplemental Bonus Plan; and the other executive officers named above, 75% of each individual’s base salary under the 2002 Executive Cash Bonus Plan and 50% of base salary under the 2002 Supplemental Cash Bonus Plan. The Company and the Compensation Committee may, for administrative reasons, adopt a bonus plan that restates the Bonus Plans in one plan document. If this occurs, the aggregate individual targets and performance goals described above for 2006 will not change.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMCAST CORPORATION

Date: March 6, 2006	By:	/s/ Arthur R. Block
		Name:	Arthur R. Block
		Title:	Senior Vice President, General Counsel and Secretary